Retirement Agreement

This Retirement Agreement (this "Agreement") is entered into as of ---- --, 2007, by and between Norfolk Southern Corporation (the "Corporation") and Henry C. Wolf ("Executive").

WITNESSETH:

WHEREAS, Executive has highly specialized skills which are valuable to the Corporation;

WHEREAS, the Corporation and its Board of Directors are willing, in consideration of Executive entering into this Agreement and fulfilling its terms, to provide enhanced retirement benefits to Executive.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.      Pension Enhancement

                        The Corporation's Board of Directors has resolved to provide an enhanced pension benefit ("Pension Enhancement") to Executive upon his retirement.  The Pension Enhancement shall be in addition to the retirement benefits Executive may be entitled to under the Retirement Plan of Norfolk Southern Corporation and Participating Subsidiary Companies ("Retirement Plan") and the Supplemental Benefit Plan of Norfolk Southern Corporation and Participating Subsidiary Companies ("Supplemental Plan") (together, "Retirement Plans"), and this additional benefit shall be provided under Article IV, Section 2 of the Supplemental Plan.  The Pension Enhancement shall equal the excess of:

(i)   the monthly benefit under Article VI of the Retirement Plan and under Article IV, Section 1 of the Supplemental Plan if such benefit had been computed by adding one additional year of Creditable Service; over

(ii)  the monthly benefit actually payable under the Retirement Plans.

Notwithstanding anything in this paragraph or in the Retirement Plans to the contrary, retirement benefits accrued under the Supplemental Plan after December 31, 2004, shall be distributed in accordance with section 409A of the Internal Revenue Code.  For the purposes of this section 1, capitalized terms shall be as defined in the Retirement Plans.

2.      Equity Award

The Compensation Committee of the Corporation's Board of Directors (Committee) has resolved to provide an award of 30,000 Restricted Stock Units to Executive upon his retirement.  The terms of such Restricted Stock Units shall be as set forth in the Form of Norfolk Southern Corporation Long-Term Incentive Plan 2007 Award Agreement approved by the Committee at its meeting on January 11, 2007, and filed as Exhibit 99 to Form 8-K filed with the Securities and Exchange Commission on January 11, 2007.

            3.  Relinquishment of Change in Control Agreement

                        In consideration of the benefits provided under this Agreement, Executive agrees to relinquish and hereby waives any and all rights provided under the Agreement dated as of June 1, 1996, between Executive and the Corporation  providing economic protections in the event of Executive's termination during a two-year period immediately following a change in control ("Change in Control Agreement").  This relinquishment and waiver of the Change in Control Agreement shall be effective as of the date of this Agreement.

4.  Non-Competition and Non-Solicitation

(a)  Executive covenants and agrees from July 1, 2007, for a period of five years thereafter, Executive will not work for or provide services for any Competitor, on his or her own behalf or in the service of or on behalf of others, including, but not limited to, as a consultant, independent contractor, owner, officer, partner, joint venturer, or employee, at any time.  For purposes of this Agreement, "Competitor" shall mean any entity in the same line of business as the Corporation in the North American markets in which the Corporation or any of its subsidiaries or affiliates competes, including, but not limited to, any North American Class I rail carrier, any other rail carrier competing with the Corporation (including without limitation a holding or other company that controls or operates or is otherwise affiliated with any rail carrier competing with the Corporation or any of its subsidiaries or affiliates), and any other provider of transportation services competing with the Corporation or any of its subsidiaries or affiliates, including motor and water carriers.

(b)  Executive also covenants and agrees from July 1, 2007, for a period of five years thereafter, Executive will not, on his own behalf or in the service of or on behalf of others, including, but not limited to, as a consultant, independent contractor, owner, partner, joint venturer or employee, (i) solicit, recruit, entice or persuade any employee of the Corporation or any of its subsidiaries or affiliates (other than persons employed in a clerical or other nonprofessional position) to leave the employment of the Corporation or any of its subsidiaries or affiliates, or recommend or refer any employees of the Corporation or any of its subsidiaries or affiliates for employment consideration to others, or (ii) solicit, entice, persuade or induce any person or entity doing business with the Corporation or any of its subsidiaries or affiliates to terminate or refrain from extending or renewing such relationship.

            5.  Cooperation and Non-Disclosure

                        (a)  Executive covenants and agrees to refrain from any action which would breach the fiduciary or other duty Executive owes the Corporation by virtue of his employment or former employment.  Each of Executive and the Corporation agree to cooperate fully with the other party in any matters that have given or may give rise to a legal claim against such other party and of which such party is knowledgeable.  This would require Executive and the Corporation, as the case may be, without limitation, to:

(i)   make himself or itself available upon reasonable request to provide information and assistance to the other party on such matters without additional compensation, except for out of pocket costs, provided, however, that reasonable compensation shall be provided as mutually agreed if such assistance requires a significant amount of time; and

(ii)  notify the other party promptly of any requests for information related to any pending or potential legal claim or litigation involving the other party, reviewing any such request with the other party prior to disclosing any such information, and permitting the other party to be present during any communication of such information.

To the extent that Executive is required to provide assistance to the Corporation on such matters, the Corporation would, at its expense, provide appropriate legal counsel for Executive.

(b)  Executive further covenants and agrees that any confidential or proprietary information acquired by him during his employment with the Corporation is the exclusive property of the Corporation, and Executive acknowledges that he has no ownership interest or right of any kind to said property.  Except as otherwise required by law, Executive agrees that he will not actively use, and that he will not, either directly or indirectly, disclose, or divulge to any unauthorized party for his own benefit or to the detriment of the Corporation, any confidential or proprietary information (as defined herein) of the Corporation which he may have acquired during his employment with the Corporation, whether or not developed or compiled by the Corporation, and whether or not Executive was authorized to have access to such information.

                        (c)  For the purposes of this Section 5, "confidential/proprietary information" is any information or intellectual property acquired by Executive as a result of his employment with the Corporation such that if such information or intellectual property were disclosed, such disclosure could act to the prejudice of the Corporation.

                        (d)  Executive agrees that if he believes that he is required by law or otherwise to reveal any confidential or proprietary information of the Corporation, he or his attorney will promptly contact the Corporation's Law Department prior to disclosing such information in order that the Corporation can take appropriate steps to safeguard the disclosure of such confidential and proprietary information.

                        (e)  Nothing in this Agreement should be construed, either expressly or by implication, as limiting the maximum protections which may be available to the Corporation under appropriate state and federal common law or statute concerning the obligations and duties of Executive to protect the Corporation's property and/or confidential and proprietary information, including, but not limited to, under the Virginia Uniform Trade Secrets Acts (Va. Code,  § 59.1-336, et. seq.)

                        (f)  Notwithstanding anything herein to the contrary, each party to this Agreement may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions covered by this Agreement and all materials of any kind that are provided to the party relating to such tax treatment and tax structure.

            6.  Injunctive Relief - Executive acknowledges and agrees that the breach of this Agreement, or any portion thereof, may result in irreparable harm to the Corporation, the monetary value of which could be difficult to establish.  Executive therefore agrees and consents that the Corporation shall be entitled to injunctive relief or such other equitable relief as is necessary to prevent a breach by Executive of any of the covenants or provisions contained in this Agreement.  Nothing contained in this provision shall be construed as prohibiting the Corporation from pursuing any legal remedies available to the Corporation for such breach of this Agreement, including the recovery of damages from the Executive.

7.  Governing Law - This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to Virginia's choice of law rules.  Executive consents to the personal jurisdiction of the federal and/or state courts serving the Commonwealth of Virginia and waives any defenses of forum non conveniens.  The parties agree that any and all initial judicial actions instituted under this Agreement or relating to its enforceability shall only be brought in the United States District Court for the Eastern District of Virginia, Norfolk Division or the appropriate state court in the City of Norfolk, Virginia regardless of the place of residence or work location of the Executive at the time of such action.

8.  Savings Clause for Rules of Professional Responsibility - Nothing contained in this Agreement will operate or be construed to restrict the Executive in the practice of law in contravention of Rule 5.6 of the Virginia Rules of Professional Conduct or a similar professional conduct rule applicable to a lawyer who is an active member of any other state bar.

  9. Amendments and Termination - This Agreement may be amended, supplemented and terminated only by a written instrument duly executed by all of the parties.

 10. Waiver - The failure of either party to insist upon strict performance of any of the terms and conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

 11. Severability - If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof.  This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

 12. Assignment - The obligations set forth in this Agreement cannot be assigned by either party, except in connection with a merger, reorganization or sale of substantially all of the assets of the Corporation.

13. Entire Agreement - This Agreement constitutes the entire understanding among the parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter.

This Agreement will become effective upon its execution by both parties.

IN WITNESS WHEREOF, this Agreement is executed and delivered in duplicate on behalf of the Corporation by its officer thereunto duly authorized, and Executive has indicated his acceptance of and intent to be bound by this Agreement in the space provided below, as of the day and year first above written.

                                                                        NORFOLK SOUTHERN CORPORATION

                                                                        By:_________________________________

                                                                        EXECUTIVE

Dated:____________________                      By:_________________________________